Responses to N-SAR for 9/30 Funds for the 6-month period ending
March 31, 2017

Equity Funds

Exhibit 99.77I

Terms of new or amended securities

The Board of Trustees of the First Investors Equity Funds approved the creation of a new series of the Equity Funds, designated as the First Investors Long Short Fund (the "Long Short Fund"). A description of the Long Short Fund's shares is contained in the Long Short Fund's Prospectus and Statement of Additional Information dated December 1, 2016 which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on
November 28, 2016 (Accession No. 0000898432-16-003105), which is hereby incorporated by reference as part of the response to
Item 77I of Form N-SAR.